                                                Filed Pursuant to Rule 424(b)(5)
                                                Registration No. 333-104821


          Prospectus Supplement to Prospectus dated October 18, 1994.

                                 $1,000,000,000

                                      LOGO

                 $500,000,000 3.80% Debentures due May 15, 2013

                 $500,000,000 4.95% Debentures due May 15, 2033

     Johnson & Johnson will pay interest on the Debentures on May 15 and November 15 of each year. The first such payment will be made on November 15, 2003. The Debentures will be issued only in denominations of $1,000 and integral multiples of $1,000. Our principal office is located at One Johnson & Johnson Plaza, New Brunswick, NJ 08933. Our telephone number is (732) 524-0400.

                         ------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE DEBENTURES OR DETERMINED THAT THIS PROSPECTUS SUPPLEMENT OR THE ATTACHED PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ------------------------------

                                      Per 3.80%                  Per 4.95%
                                      Debenture      Total       Debenture      Total
                                       ------     ------------    ------     ------------
Initial public offering price.......   99.844%    $499,220,000    99.955%    $499,775,000
Underwriting discount...............    0.450%    $  2,250,000     0.875%    $  4,375,000
Proceeds, before expenses, to
  Johnson & Johnson.................   99.394%    $496,970,000    99.080%    $495,400,000

     The initial public offering price set forth above does not include accrued interest, if any. Interest on the Debentures will accrue from May 22, 2003 and must be paid by the purchaser if the Debentures are delivered after May 22, 2003.

                         ------------------------------

     The Underwriters expect to deliver the Debentures in book-entry form only through the facilities of The Depository Trust Company, Clearstream or the Euroclear System against payment in New York, New York on May 22, 2003.

                          Joint Book-Running Managers
GOLDMAN, SACHS & CO.                                                    JPMORGAN
BANC OF AMERICA SECURITIES LLC
          CITIGROUP
                      CREDIT SUISSE FIRST BOSTON
                                 DEUTSCHE BANK SECURITIES
                                           THE WILLIAMS CAPITAL GROUP, L.P.

                         ------------------------------

                   Prospectus Supplement dated May 19, 2003.

     In making your investment decision, you should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the attached Prospectus. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it.

     We are offering to sell the Debentures only in places where sales are permitted.

     You should not assume that the information contained or incorporated by reference in this Prospectus Supplement or the attached Prospectus is accurate as of any date other than its respective date.

                           FORWARD-LOOKING STATEMENTS

     This prospectus supplement and the accompanying prospectus include and incorporate by reference certain statements which may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not relate strictly to historical or current facts and anticipate results based on management's plans that are subject to uncertainty. Forward-looking statements may be identified by the use of words like "plans," "expects," "will," "anticipates," "estimates" and other words of similar meaning in conjunction with, among other things, discussions of future operations, financial performance, our strategy for growth, product development, regulatory approvals, market position and expenditures.

     Forward-looking statements are based on current expectations of future events. We cannot guarantee that any forward-looking statement will be accurate, although we believe that we have been reasonable in our expectations and assumptions. Investors should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from our expectations and projections. Investors are therefore cautioned not to place undue reliance on any forward-looking statements. Furthermore, we assume no obligation to update any forward-looking statements as a result of new information or future events or developments.

     Some important factors that could cause our actual results to differ from our expectations in any forward-looking statements are as follows:

     Economic factors, including inflation and fluctuations in interest rates and foreign currency exchange rates and the potential effect of such fluctuations on revenues, expenses and resulting margins;

     Competitive factors, including technological advances achieved and patents attained by competitors as well as new products introduced by competitors, including the fact that there is new competition in the U.S. for PROCRIT, the top-selling product in our portfolio;

     Challenges to our patents by competitors, which could potentially affect our ability to sell the products in question and require the payment of past damages and future royalties, and by generic pharmaceutical firms, which can result in the introduction of generic versions of products and the ensuing loss of market share;

     Financial distress and bankruptcies experienced by significant customers and suppliers that could impair their ability, as the case may be, to purchase our products, pay for products previously purchased or meet their obligations to us under supply arrangements;

     The impact on political and economic conditions due to terrorist attacks in the U.S. and other parts of the world or U.S. military action overseas, as well as instability in the financial markets which could result from such terrorism or military actions;

     Interruptions of computer and communications systems, including computer viruses, that could impair our ability to conduct business and communicate internally and with our customers;

     Domestic and foreign health care changes resulting in pricing pressures, including the continued consolidation among health care providers, trends toward managed care and health care cost containment and government laws and regulations relating to sales and promotion, reimbursement and pricing generally;

     Government laws and regulations, affecting domestic and foreign operations, including those relating to trade, monetary and fiscal policies, taxes, price controls, regulatory approval of new products, licensing and patent rights;

     Competition in research, involving the development and the improvement of new and existing products and processes, is particularly significant and results from time to time in product and process obsolescence. The development of new and improved products is important to our success in all areas of our business;

     Difficulties inherent in product development, including the potential inability to successfully continue technological innovation, complete clinical trials, obtain regulatory approvals in the United States and abroad, gain and maintain market approval of products and the possibility of encountering infringement claims by competitors with respect to patent or other intellectual property rights which can preclude or delay commercialization of a product;

     Significant litigation adverse to us including product liability claims, patent infringement claims, and antitrust claims;

     Product efficacy or safety concerns resulting in product recalls, regulatory action on the part of the FDA (or foreign counterparts) or declining sales;

     The impact of business combinations, including acquisitions and divestitures, both internally for us and externally in the pharmaceutical and health care industries; and

     Issuance of new or revised accounting standards by the American Institute of Certified Public Accountants, the Financial Accounting Standards Board or the Securities and Exchange Commission.

     The foregoing list sets forth many, but not all, of the factors that could impact upon our ability to achieve results described in any forward-looking statements. Investors should understand that it is not possible to predict or identify all such factors and should not consider this list to be a complete statement of all potential risks and uncertainties. We have identified the factors on this list as permitted by the Private Securities Litigation Reform Act of 1995.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges represents our historical ratio and is calculated on a total enterprise basis. The ratio is computed by dividing the sum of earnings before provision for taxes and fixed charges (excluding capitalized interest) by fixed charges. Fixed charges represent interest (including capitalized interest) and amortization of debt discount and expense and the interest factor of all rentals, consisting of an appropriate interest factor on operating leases.

                                 FISCAL
                                 QUARTER                              FISCAL YEAR ENDED
                                  ENDED     ----------------------------------------------------------------------
                                MARCH 30,   DECEMBER 29,   DECEMBER 30,   DECEMBER 31,    JANUARY 2,    JANUARY 3,
                                  2003          2002           2001           2000           2000          1999
                                ---------   ------------   ------------   ------------    ----------    ----------
Ratio of Earnings to Fixed
  Charges.....................    35.20        26.75          23.95          18.41          14.76         13.46

                         DESCRIPTION OF THE DEBENTURES

     The following description of the particular terms of the 3.80% Debentures due May 15, 2013 and the 4.95% Debentures due May 15, 2033 offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth under the heading "Description of Debt Securities" in the accompanying Prospectus, to which description reference is hereby made.

GENERAL

     The Debentures offered hereby will be our unsecured obligations and will be issued under an Indenture dated as of September 15, 1987 between us and BNY Midwest Trust Company (formerly known as Harris Trust and Savings Bank), Chicago, Illinois, as Trustee (the "Trustee"), as amended by a First Supplemental Indenture dated as of September 1, 1990 (the "Indenture"). The 3.80% Debentures will mature on May 15, 2013. The 4.95% Debentures will mature on May 15, 2033.

     The Debentures will bear interest from May 22, 2003 or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually on May 15 and November 15 of each year, beginning November 15, 2003, to the beneficial owners of the Debentures at the close of business on the applicable record date, which is the May 1 or November 1 next preceding such interest payment date (the "Record Date"). The 3.80% Debentures will bear interest at the rate of 3.80% per annum and the 4.95% Debentures will bear interest at the rate of 4.95% per annum.

     The Debentures will be entitled to the benefits of our covenants described under the caption "Description of Debt Securities -- Certain Covenants" in the accompanying Prospectus.

     We may not redeem the Debentures prior to their maturity. The Debentures do not have the benefit of a sinking fund.

FURTHER ISSUES

     We may from time to time, without notice to, or the consent of, the registered holders of either series of Debentures, create and issue further debentures equal in rank to either series of the Debentures offered by this Prospectus Supplement in all respects (or in all respects except for the payment of interest accruing prior to the issue date of the further debentures or except for the first payment of interest following the issue date of the further debentures). These further debentures may be consolidated and form a single series with either existing series of Debentures and will have the same terms as to status, redemption or otherwise as that existing series of Debentures.

BOOK-ENTRY SYSTEM

     The Debentures will be issued in fully registered form and will be represented by a global certificate or certificates (the "Global Security") registered in the name of a nominee of The Depository Trust Company ("DTC" or the "Depositary"). The Global Security representing the Debentures will be deposited with, or on behalf of, the Depositary. Investors may elect to hold interests in the Global Security through the Depositary, Clearstream Banking, Societe Anonyme, which we refer to as "Clearstream, Luxembourg," or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as "Euroclear," if they are participants in such systems, or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream, Luxembourg's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the Depositary, Citibank, N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank will act as depositary for Euroclear, which we refer to in such capacities as the "U.S. Depositaries." The Debentures will not be exchangeable for certificates issued in definitive, registered form ("Certificated Debentures") at the option of the holder and, except as set forth below, will not otherwise be issuable in definitive form.

     DTC has advised us and the Underwriters as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtc.com.

     Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a bank. Clearstream, Luxembourg holds securities for its customers, which we refer to as "Clearstream, Luxembourg Customers," and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg Customers through electronic book-entry transfers between their accounts. Clearstream, Luxembourg provides to Clearstream, Luxembourg Customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream, Luxembourg Customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Clearstream, Luxembourg Customers in the United States are limited to securities brokers and dealers and banks. Indirect access to Clearstream, Luxembourg is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg Customer.

     Distributions with respect to the Debentures held through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg Customers in accordance with its rules and procedures, to the extent received by the U.S. Depositary of Clearstream, Luxembourg.

     Euroclear advises that it was created in 1968 to hold securities for its participants, which we refer to as "Euroclear Participants," and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the "Euroclear Operator," under contract with Euroclear Clearance Systems, S.C., a Belgian cooperative corporation, which we refer to as the "Cooperative." All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, which we refer to collectively as the "Terms and Conditions." The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

     Distributions with respect to the Debentures held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

     Euroclear further advises that investors that acquire, hold and transfer interests in the Debentures by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the Global Security.

     The Euroclear Operator advises that under Belgian law, investors that are credited with securities on the records of the Euroclear Operator have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear Operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear Operator, Euroclear Participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear Operator. If the Euroclear Operator did not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all Euroclear Participants credited with such interests in securities on the Euroclear Operator's records, all Participants having an amount of interests in securities of such type credited to their accounts with the Euroclear Operator would have the right under Belgian law to the return of their pro rata share of the amount of interest in securities actually on deposit.

     Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it, such as dividends, voting rights and other entitlements, to any person credited with such interests in securities on its records.

     Purchases of Debentures under the DTC system must be made by or through Direct Participants. Upon the issuance by us of the Debentures, DTC will credit, on its book-entry system, the respective principal amounts of the Debentures to the accounts of Participants. The accounts to be credited shall be designated by the Underwriters. The ownership interest of each actual purchaser of each Debenture (a "Beneficial Owner") will be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owners entered into the transaction. Transfers of ownership interests in the Debentures are expected to be effected by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Debentures, except as set forth below. To facilitate subsequent transfers, all Debentures deposited by Participants with DTC will be registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Debentures with DTC and their registration in the name of Cede & Co. will not effect any change in beneficial ownership. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the Global Security.

     Title to book-entry interests in the Debentures will pass by book-entry registration of the transfer within the records of Clearstream, Luxembourg, Euroclear or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the Debentures may be transferred within Clearstream, Luxembourg and within Euroclear and between Clearstream, Luxembourg and Euroclear in accordance with procedures established for these purposes by Clearstream, Luxembourg and Euroclear. Book-entry interests in the Debentures may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the Debentures among Clearstream, Luxembourg and Euroclear and DTC may be effected in accordance with procedures established for this purpose by Clearstream, Luxembourg, Euroclear and DTC.

     So long as the Depositary for the Global Security, or its nominee, is the registered owner of the Global Security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the Debentures for all purposes under the Indenture. Except as provided below, Beneficial Owners of the Debentures will not be entitled to have the Debentures registered in their names, will not receive or be entitled to receive physical delivery of Debentures in definitive form and will not be considered the owners or holders thereof under the Indenture. Unless and until it is exchanged in whole or in part for individual certificates evidencing the Debentures represented thereby, the Global Security may not be transferred except as a whole by the Depositary for the Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor.

     We expect that conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. In addition, neither the Depositary nor Cede & Co. will consent or vote with respect to Debentures. We have been advised that the Depositary's usual procedure is to mail an omnibus proxy to us as soon as possible after the record date with respect to such consent or vote. The omnibus proxy would assign Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debentures are credited on such record date (identified in a listing attached to the omnibus proxy).

     Until the Debentures are paid or payment thereof is duly provided for, we will, at all times, maintain a paying agent in The City of New York capable of performing the duties described herein to be performed by the Paying Agent. We have appointed the Trustee and The Bank of New York as Paying Agents. An office of a Paying Agent in The City of New York for all purposes relating to the Debentures is located at the date hereof at 101 Barclay Street, New York, New York 10286.

     Payments of principal of and interest, if any, on the Debentures registered in the name of the Depositary or its nominee will be made by us through a Paying Agent to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security. Neither we, the Trustee, any Paying Agent nor the registrar for the Debentures will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We have been advised that the Depositary will credit the accounts of Direct Participants with payment in amounts proportionate to their respective holdings in principal amount of interest in the Global Security as shown on the records of the Depositary. We have been advised that the Depositary's practice is to credit Direct Participants' accounts on the applicable payment date unless the Depositary has reason to believe that it will not receive payment on such date. We expect that payments by Participants to Beneficial Owners will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers. Such payments will be the responsibility of such Participants.

     If the Depositary with respect to the Global Security is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by us within 90 days, we will issue Certificated Debentures in exchange for the Debentures represented by such Global Security. In addition, we may at any time and in its sole discretion determine not to use the Depositary's book-entry system, and, in such event, will issue Certificated Debentures in exchange for the Debentures represented by such Global Security.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

     Initial settlement for the Debentures will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with the Depositary's rules and will be settled in immediately available funds using the Depositary's Same-Day Funds Settlement System. Secondary market trading between Clearstream, Luxembourg Customers and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

     Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Clearstream, Luxembourg Customers or Euroclear Participants, on the other, will be effected in the Depositary in accordance with the Depositary's rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines, in European time. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering interests in the Debentures to or receiving interests in the Debentures from the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream, Luxembourg Customers and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

     Because of time-zone differences, credits of interests in the Debentures received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Such credits or any transactions involving interests in such Debentures settled during such processing will be reported to the relevant Clearstream, Luxembourg Customers or Euroclear Participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of interests in the Debentures by or through a Clearstream, Luxembourg Customer or a Euroclear Participant to a DTC participant will be received with value on the Depositary settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in the Depositary.

     Although the Depositary, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the Debentures among participants of the Depositary, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

                             UNITED STATES TAXATION

GENERAL

     This section summarizes the material U.S. federal tax consequences of ownership and disposition of the Debentures. However, the discussion is limited in the following ways:

     - The discussion only covers you if you buy your Debentures in the initial offering at the price set forth on the cover page.

     - The discussion only covers you if you hold your Debentures as capital assets (that is, for investment purposes), and if you do not have a special tax status such as:

      - certain financial institutions;

      - insurance companies;

      - dealers in securities or foreign currencies;

      - persons holding the Debentures as part of a hedge;

      - U.S. Holders whose functional currency is not the U.S. dollar;

      - partnerships or other entities classified as partnerships for U.S. federal income tax purposes; or

      - persons subject to the alternative minimum tax.

     - The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of Debentures.

     - The discussion is based on current law. Changes in the law may change the tax treatment of the Debentures possibly with a retroactive effect.

     - The discussion does not cover state, local or foreign law.

     - We have not requested a ruling from the United States Internal Revenue Service (the "IRS") on the tax consequences of owning and disposing of the Debentures. As a result, the IRS could disagree with portions of this discussion.

    IF YOU ARE CONSIDERING BUYING DEBENTURES, WE SUGGEST THAT YOU CONSULT YOUR TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF HOLDING THE DEBENTURES IN YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN JURISDICTION.

TAX CONSEQUENCES TO U.S. HOLDERS

     This section applies to you if you are a "U.S. Holder." A "U.S. Holder" is a beneficial owner of a Debenture that is for U.S. federal income tax purposes:

     - an individual U.S. citizen or resident alien;

     - a corporation -- or entity taxable as a corporation for U.S. federal income tax purposes -- that was created under U.S. law (federal or state); or

     - an estate or trust whose world-wide income is subject to U.S. federal income tax.

     If a partnership holds Debentures, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding Debentures, we suggest that you consult your tax advisor.

  INTEREST

     - If you are a cash method taxpayer (including most individual holders), you must report interest on the Debentures as ordinary income when you receive it.

     - If you are an accrual method taxpayer, you must report interest on the Debentures as ordinary income as it accrues.

 SALE OR RETIREMENT OF DEBENTURES

     On your sale, redemption or retirement of your Debenture:

     - You will have taxable gain or loss equal to the difference between the amount received by you and your tax basis in the Debenture. Your tax basis in the Debenture is your cost, subject to certain adjustments.

     - Your gain or loss will generally be capital gain or loss, and will be long term capital gain or loss if you held the Debenture for more than one year. For an individual, the maximum tax rate on long term capital gains is 20% (or 18% if the Debenture is held for more than five years).

     - If you sell the Debenture between interest payment dates, a portion of the amount you receive reflects interest that has accrued on the Debenture but has not yet been paid by the sale date. That amount is treated as ordinary interest income as described above under "-- Interest."

 INFORMATION REPORTING AND BACKUP WITHHOLDING

     Under the tax rules concerning information reporting to the IRS:

     - Assuming you hold your Debentures through a broker or other securities intermediary, the intermediary must provide information to the IRS and to you on IRS Form 1099 concerning interest and retirement proceeds on your Debentures as well as on proceeds from sale or other disposition of the Debentures, unless an exemption applies.

     - Similarly, unless an exemption applies, you must provide the intermediary with your Taxpayer Identification Number for its use in reporting information to the IRS. If you are an individual, this is your social security number. You are also required to comply with other IRS requirements concerning information reporting.

     - If you are subject to these requirements but do not comply, the intermediary must withhold at a rate not to exceed 31% of all amounts payable to you on the Debentures (including principal payments and sale proceeds). This is called "backup withholding". If the intermediary withholds payments, you may use the withheld amount as a credit against your federal income tax liability.

     - All individuals are subject to these requirements. Some holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

     This section applies to you if you are a "Non-U.S. Holder." A "Non-U.S. Holder" is a beneficial owner of a Debenture that is not a U.S. Holder.

 WITHHOLDING TAXES

     Generally, payments of principal and interest on the Debentures will not be subject to U.S. withholding taxes.

     However, in the case of interest, for the exemption from withholding taxes to apply to you, you must meet one of the following requirements:

     - You provide a completed Form W-8BEN (or substitute form) to the bank, broker or other intermediary through which you hold your Debentures. The Form W-8BEN contains your name, address and a statement that you are the beneficial owner of the Debentures and that you are not a U.S. Holder.

     - You hold your Debenture directly through a "qualified intermediary," and the qualified intermediary has sufficient information in its files indicating that you are not a U.S. Holder. A qualified intermediary is a bank, broker or other intermediary that (1) is either a U.S. or non-U.S. entity, (2) is acting out of a non-U.S. branch or office and (3) has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures.

     - You are entitled to an exemption from withholding tax on interest under a tax treaty between the U.S. and your country of residence. To claim this exemption, you must generally complete Form W-8BEN and claim this exemption on the form.

     - The interest income on the Debentures is effectively connected with the conduct of your trade or business in the U.S., and is not exempt from U.S. tax under a tax treaty. To claim this exemption, you must complete Form W-8ECI.

     Even if you meet one of the above requirements, interest paid to you will be subject to withholding tax under any of the following circumstances:

     - The withholding agent or an intermediary knows or has reason to know that you are not entitled to an exemption from withholding tax. Specific rules apply for this test.

     - The IRS notifies the withholding agent that information that you or an intermediary provided concerning your status is false.

     - An intermediary through which you hold the Debentures fails to comply with the procedures necessary to avoid withholding taxes on the Debentures.

     - You own 10% or more of the voting stock of Johnson & Johnson, are a "controlled foreign corporation" related directly or indirectly to Johnson & Johnson through stock ownership, or are a bank making a loan in the ordinary course of its business. In these cases, you will be exempt from withholding taxes only if you are eligible for a treaty exemption or if the interest income is effectively connected with your conduct of a trade or business in the U.S. and you provide us with a properly executed form W-8ECI as discussed above.

     The rules regarding withholding are complex and vary depending on your individual situation. They are also subject to change. In addition, special rules apply to certain types of Non-U.S. Holders of Debentures, including partnerships, trusts and other entities treated as pass-through entities for U.S. federal income tax purposes. We suggest that you consult with your tax advisor regarding the specific methods for satisfying these requirements.

 SALE OF DEBENTURES

     If you sell a Debenture, you will not be subject to U.S. federal income tax on any gain unless one of the following applies:

     - The gain is connected with a trade or business that you conduct in the U.S.

     - You are an individual, you are present in the U.S. for at least 183 days during the taxable year in which you dispose of the Debenture, and certain other conditions are satisfied.

     - The gain represents accrued interest, in which case the rules for interest would apply.

 U.S. TRADE OR BUSINESS

     If you hold your Debenture in connection with a trade or business that you are conducting in the U.S.:

     - Any interest on the Debenture, and any gain from disposing of the Debenture, generally will be subject to income tax as if you were a U.S. Holder.

     - If you are a corporation, you may be subject to the "branch profits tax" on your earnings that are connected with your U.S. trade or business, including earnings from the Debenture. This tax rate is 30%, but may be reduced or eliminated by an applicable income tax treaty.

 ESTATE TAXES

     If you are an individual, your Debentures will not be subject to U.S. estate tax when you die. However, this rule only applies if, at your death, payments on the Debentures were not connected to a trade or business that you were conducting in the U.S. or you did not own, actually or constructively, 10% or more of the total combined voting power of Johnson & Johnson.

 INFORMATION REPORTING AND BACKUP WITHHOLDING

     U.S. rules concerning information reporting and backup withholding are described above. These rules apply to Non-U.S. Holders as follows:

     - Principal and interest payments you receive will be automatically exempt from the usual rules if you provide the tax certifications needed to avoid withholding tax on interest, as described above under "-- Withholding Taxes". The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that you should be subject to the usual information reporting or backup withholding rules. In addition, interest payments made to you will generally be reported to the IRS on Form 1042-S.

     - Sale proceeds you receive on a sale of your Debentures through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption. In particular, information reporting and backup reporting may apply if you use the U.S. office of a broker, and information reporting (but not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the U.S. In general, you may file Form W-8BEN to claim an exemption from information reporting and backup withholding. We suggest that you consult your tax advisor concerning information reporting and backup withholding on a sale.

 POSSIBLE EUROPEAN UNION REQUIREMENTS

     The European Union is considering new procedures that would apply to you if you are a tax resident of a "member state" and you receive interest on the Debentures from a paying agent located in another member state. Under these procedures, the paying agent's member state would adopt one of the following rules:

     - the paying agent would be required to withhold tax on interest paid to you on the Debentures, unless you follow specified procedures to show that you have reported the interest to the tax authorities in your state of residence; or

     - the interest paid to you would be reported to the tax authorities in your state of residence by the paying agent's member state.

     No decision has been made whether to adopt these requirements. Even if they are adopted, it is not clear what their effective date will be. We advise you to consult your tax advisor about the possible implications of these requirements.

                                  UNDERWRITING

     We and the Underwriters have entered into an Underwriting Agreement relating to the offering and sale of the Debentures (the "Underwriting Agreement"). In the Underwriting Agreement, we have agreed to sell to each Underwriter, and each Underwriter has agreed to purchase from us, the principal amount of Debentures that appears opposite its name in the table below:

                                        Principal Amount        Principal Amount
            Underwriter               of 3.80% Debentures     of 4.95% Debentures
            -----------               --------------------    --------------------
Goldman, Sachs & Co. ...............      $125,000,000            $125,000,001
J.P. Morgan Securities Inc..........       125,000,001             125,000,000
Banc of America Securities LLC......        75,000,000              75,000,000
Citigroup Global Markets Inc. ......        75,000,000              75,000,000
Credit Suisse First Boston LLC......        33,333,333              33,333,333
Deutsche Bank Securities Inc........        33,333,333              33,333,333
The Williams Capital Group, L.P.....        33,333,333              33,333,333
                                          ------------            ------------
          Total.....................      $500,000,000            $500,000,000
                                          ============            ============

     The obligations of the Underwriters under the Underwriting Agreement, including their agreement to purchase Debentures from us, are several and not joint. Those obligations are also subject to certain conditions in the Underwriting Agreement being satisfied. The Underwriters have agreed to purchase all of the Debentures if any of them are purchased.

     The Underwriters have advised us that they propose to offer the Debentures to the public at the public offering price that appears on the cover page of this Prospectus Supplement. The Underwriters may offer the Debentures to selected dealers at the public offering price minus a selling concession of up to 0.30% of the principal amount of 3.80% Debentures and up to 0.50% of the principal amount of 4.95% Debentures. In addition, the Underwriters may allow, and those selected dealers may reallow, a selling concession of up to 0.15% of the principal amount of 3.80% Debentures and up to 0.25% of the principal amount of 4.95% Debentures to certain other dealers. After the initial public offering, the Underwriters may change the public offering price and any other selling terms.

     We will pay our expenses related to the offering, which we estimate will be $300,000. We will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     The Debentures are a new issue of securities, and there is currently no established trading market for the Debentures. In addition, we do not intend to apply for the Debentures to be listed on any securities exchange or to arrange for the Debentures to be quoted on any quotation system. The Underwriters have advised us that they intend to make a market in the Debentures, but they are not obligated to do so. The Underwriters may discontinue any market making in the Debentures at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the Debentures, that you will be able to sell your Debentures at a particular time or that the prices that you receive when you sell will be favorable.

     The Underwriters may also impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because another Underwriter has repurchased Debentures sold by or for the account of such Underwriter in stabilizing or short covering transactions.

     In connection with the offering of the Debentures, the Underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Overallotment involves sales in excess of the offering size, which creates a short position for the Underwriters. Stabilizing transactions involve bids to purchase the Debentures in the open market for the purpose of pegging, fixing or maintaining the price of the Debentures. Syndicate covering transactions involve purchases of the Debentures in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the Debentures to be higher than it would otherwise be in the absence of those transactions. If the Underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

     J.P. Morgan Securities Inc. ("JPMorgan") will make the Debentures available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between JPMorgan and its customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from JPMorgan based on transactions JPMorgan conducts through the system. JPMorgan will make the Debentures available to its customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

     Each Underwriter has represented, warranted and agreed that (i) it has not offered or sold and, prior to the expiry of a period of six months from the Closing date, will not offer or sell any Debentures to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of any Debentures in circumstances in which section 21(1) of the FSMA does not apply to the Issuer, and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Debentures in, from or otherwise involving the United Kingdom.

     The Debentures may not be offered, sold, transferred or delivered in or from The Netherlands, as part of their initial distribution or as part of any re-offering, and neither this Prospectus Supplement circular nor any other document in respect of the offering may be distributed or circulated in The Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.

     No syndicate member has offered or sold, or will offer or sell, in Hong Kong, by means of any document, any Debentures other than to persons whose ordinary business it is to buy or sell securities, whether as principal or agent, or under circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, nor has it issued or had in its possession for the purpose of issue, nor will it issue or have in its possession for the purpose of issue, any invitation or advertisement relating to the Debentures in Hong Kong (except as permitted by the securities laws of Hong Kong) other than with respect to Debentures which are intended to be disposed of to persons outside Hong Kong or to be disposed of only to persons whose business involves the acquisition, disposal, or holding of securities (whether as principal or as agent).

     This Prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this Prospectus and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the Debentures may not be circulated or distributed, nor may the Debentures be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the Debentures to the public in Singapore.

     Each Underwriter has acknowledged and agreed that the Debentures have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (ii) in compliance with any other applicable requirements of Japanese law.

     Certain of the Underwriters and their affiliates engage in various general financing and banking transactions with, and perform certain financial and banking services for, us and our affiliates.

                                    EXPERTS

     The consolidated financial statements and financial statement schedule of Johnson & Johnson and its subsidiaries as of December 31, 2000 and December 30, 2001 and for each of the three fiscal years in the period ended December 29, 2002 incorporated in this Prospectus Supplement by reference to the Johnson & Johnson Annual Report on Form 10-K for the year ended December 29, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL OPINIONS

     The legality of the Debentures will be passed upon for the Company by James
R. Hilton, an Associate General Counsel of the Company. Certain legal matters will be passed upon for the Underwriters by Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019. Mr. Hilton is paid salary by us, participates in various employee benefit plans offered to our employees generally, and owns and has options to purchase shares of our Common Stock. Cravath, Swaine & Moore LLP has performed and may in the future perform legal services for us.

PROSPECTUS

LOGO

DEBT SECURITIES
AND WARRANTS

Johnson & Johnson (the "Company") may from time to time offer its Debt Securities and Warrants to purchase Debt Securities for proceeds up to $2,585,000,000 or the equivalent in foreign currency or foreign currency units on terms determined by market conditions at the time of sale. The designation, currency, principal amount, offering price, maturity, interest rate and any redemption provisions of the Debt Securities and the duration, currency, offering price, exercise price and detachability of the Warrants are described in the accompanying Prospectus Supplement, together with other terms and matters related to the offering.

The Debt Securities and Warrants may be sold directly or through agents, underwriters or dealers. If agents of the Company or underwriters are involved in the sale of the Debt Securities or Warrants, their names and descriptions of their compensation and indemnification arrangements are contained in the Prospectus Supplement.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

THE DATE OF THIS PROSPECTUS IS OCTOBER 18, 1994

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY AGENT, DEALER OR UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF OR THEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING PROSPECTUS SUPPLEMENT CONSTITUTES AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission, which can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.W., Washington, D.C., at its New York Regional Office, 75 Park Place, New York, New York, and at its Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street (Suite 1400), Chicago, Illinois. Copies of such material can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, Washington, D.C. 20549. The Common Stock of the Company is listed on the New York Stock Exchange. Reports, proxy statements and other information about the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. This Prospectus does not contain all the information set forth in the related registration statement and exhibits thereto which the Company has filed with the Securities and Exchange Commission under the Securities Act of 1933 and to which reference is hereby made.

                           INCORPORATION BY REFERENCE

     The Annual Report on Form 10-K for the fiscal year ended January 2, 1994, the Quarterly Reports on Form 10-Q for the fiscal quarters ended April 3, 1994 and July 3, 1994, and the Current Report on Form 8-K dated October 5, 1994, filed by the Company with the Securities and Exchange Commission, are hereby incorporated by reference in this Prospectus.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus and prior to the termination of the offering of the Debt Securities and Warrants shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any Prospectus Supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents that have been incorporated by reference in this Prospectus (not including exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to the Office of the Secretary, Johnson & Johnson, One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933 (Telephone 908-524-2455).

                                  THE COMPANY

     The Company, incorporated in New Jersey since 1887, employs approximately 81,600 people worldwide and is engaged in the manufacture and sale of a broad range of products in the health care field in many countries of the world. Its principal business segments are: consumer products, consisting of toiletries and hygienic products including dental and baby care products, first-aid products, non-prescription drugs, sanitary protection products and adult incontinence products; pharmaceutical products consisting principally of prescription drugs; and professional products consisting of sutures, mechanical wound closure products, less invasive surgical instruments, diagnostic products, ophthalmic equipment and devices, medical equipment and devices, surgical instruments, joint replacements and products for wound management and infection, which professional products are used principally in the professional fields by physicians, nurses, therapists, hospitals, diagnostic laboratories and clinics.

     All references herein to the Company include Johnson & Johnson and its subsidiaries, unless the context otherwise requires.

     The principal executive offices of the Company are located at One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933. The telephone number is 908-524-0400.

                              RECENT DEVELOPMENTS

     On August 22, 1994, the Company announced that it had entered into an agreement with Neutrogena Corporation ("Neutrogena") pursuant to which it would acquire for a net price of approximately $924 million all of the outstanding shares of common stock and options to purchase shares of common stock of Neutrogena through a tender offer and subsequent merger. During the week of September 26, 1994, the Company acquired and made payment for the Neutrogena common stock tendered in the tender offer, which represented approximately 98.6% of the Neutrogena common stock outstanding. On October 3, 1994, the Company consummated a short form merger pursuant to which the remaining shares of Neutrogena common stock were acquired at the same price per share paid pursuant to the tender offer.

     On September 6, 1994, the Company announced that it had entered into an agreement with Eastman Kodak Company ("Kodak") to purchase Kodak's clinical diagnostics business for $1.008 billion. It is anticipated that the closing of such acquisition will occur during the fourth quarter of 1994. Such acquisition is subject to customary conditions.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges represents the historical ratio of the Company and is calculated on a total enterprise basis. The ratio is computed by dividing the sum of earnings before provision for taxes and fixed charges (excluding capitalized interest) by fixed charges. Fixed charges represent interest (including capitalized interest) and amortization of debt discount and expense and the interest factor of all rentals, consisting of an appropriate interest factor on operating leases.

                                                                               FISCAL YEARS
                                                  FISCAL QUARTER     --------------------------------
                                                ENDED JULY 3, 1994   1993   1992   1991   1990   1989
                                                ------------------   ----   ----   ----   ----   ----
Ratio of Earnings to Fixed Charges............        11.94          9.82   9.19   8.81   6.01   6.78

                                USE OF PROCEEDS

     Unless otherwise indicated in the Prospectus Supplement, the net proceeds to be received by the Company from sales of the Debt Securities and Warrants and the exercise of Warrants will be used for general corporate purposes, including working capital, capital expenditures, stock repurchase programs, repayment and refinancing of borrowings and acquisitions.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities are to be issued under the Indenture dated as of September 15, 1987 between the Company and Harris Trust and Savings Bank, Chicago, Illinois, as Trustee, as amended by the First Supplemental Indenture dated as of September 1, 1990 (as so amended, the "Indenture"). The Indenture is filed as an exhibit to the registration statement relating hereto. Certain provisions of the Indenture are referred to and summarized below. The summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture.

GENERAL

     The aggregate principal amount of Debt Securities which can be issued under the Indenture is unlimited (Section 2.01). As of the date of this Prospectus, $2,165,000,000 aggregate principal amount of Debt Securities have been issued under the Indenture. The Debt Securities to which this Prospectus relates will be issued from time to time in amounts the proceeds of which, together with the proceeds of the Warrants, will aggregate up to $2,585,000,000 or the equivalent thereof in foreign currency or foreign currency units, such as European Currency Units, and will be offered to the public on terms determined by market conditions at the time of sale. The Debt Securities may be issued in one or more series with the same or various maturities and may be sold at par or at an original issue discount. Debt Securities sold at an original issue discount may bear no interest or interest at a rate which is below market rates. The Debt Securities will be unsecured obligations of the Company issued in fully registered form without coupons or in bearer form with coupons (Recital and Sections 2.01 and 9.01).

     Reference is made to the Prospectus Supplement for the following terms to the extent they are applicable to the Debt Securities: (a) designation, aggregate principal amount and denomination; (b) date of maturity; (c) currency or currencies for which Debt Securities may be purchased and currency or currencies in which principal and interest may be payable; (d) if the currency for which Debt Securities may be purchased or in which principal and interest may be payable is at the purchaser's election, the manner in which such an election may be made; (e) interest rate; (f) the times at which interest will be payable; (g) redemption date and redemption price; (h) federal income tax consequences; (i) whether such Debt Securities are to be issued in book-entry form, and if so, the identity of the depository and information with respect to book-entry procedures; and (j) other terms of the Debt Securities.

CERTAIN COVENANTS

     Unless otherwise provided in the Debt Securities, the Company will covenant not to create, assume or suffer to exist any lien on any Restricted Property (described below) to secure any debt of the Company, any subsidiary or any other person, or permit any subsidiary so to do, without securing the Debt Securities of any series having the benefit of the covenant by such lien equally and ratably with such debt for so long as such debt shall be so secured, subject to certain exceptions specified in the Indenture. Exceptions include: (a) existing liens or liens on facilities of corporations at the time they become subsidiaries; (b) liens existing on facilities when acquired, or incurred to finance the purchase price, construction or improvement thereof; (c) certain liens in favor of or required by contracts with governmental entities; and (d) liens otherwise prohibited by such covenant, securing indebtedness which, together with the aggregate amount of outstanding indebtedness secured by liens otherwise prohibited by such covenant and the value of certain sale and leaseback transactions, does not exceed 10% of the Company's consolidated net tangible assets (defined in the Indenture as total assets less current liabilities and intangible assets) (Section 4.04).

     Unless otherwise provided in the Debt Securities, the Company will also covenant not to, and not to permit any subsidiary to, enter into any sale and leaseback transaction covering any

Restricted Property unless (a) the Company would be entitled under the provisions described above to incur debt equal to the value of such sale and leaseback transaction, secured by liens on the facilities to be leased, without equally and ratably securing the Debt Securities, or (b) the Company, during the six months following the effective date of such sale and leaseback transaction, applies an amount equal to the value of such sale and leaseback transaction to the voluntary retirement of long-term indebtedness or to the acquisition of Restricted Property (Section 4.04).

     Because the covenants described above cover only manufacturing facilities in the continental United States, the Company's manufacturing facilities in Puerto Rico (accounting for approximately 5% of the Company's manufacturing facilities worldwide) are excluded from the operation of the covenants.

     The Indenture defines Restricted Property as (a) any manufacturing facility (or portion thereof) owned or leased by the Company or any subsidiary and located within the continental United States which, in the opinion of the Board of Directors, is of material importance to the business of the Company and its subsidiaries taken as a whole, but no such manufacturing facility (or portion thereof) shall be deemed of material importance if its gross book value (before deducting accumulated depreciation) is less than 2% of the Company's consolidated net tangible assets, or (b) any shares of capital stock or indebtedness of any subsidiary owning any such manufacturing facility (Section 4.04).

     There are no liens prohibited by the covenants described above on, or any sale and leaseback transactions prohibited by such covenants covering, any property which would qualify as Restricted Property. As such, the Company does not keep records identifying which of its properties, if any, would qualify as Restricted Property. The Company will amend this Prospectus to disclose or disclose in any Prospectus Supplement the existence of any lien on or any sale and leaseback transaction covering any Restricted Property, which would require the Company to secure the Debt Securities or apply certain amounts to retirement of indebtedness or acquisitions of property, as provided in such covenants.

     The Indenture contains no other restrictive covenants, including those that would afford holders of the Debt Securities protection in the event of a highly leveraged transaction involving the Company or any of its affiliates, or any covenants relating to total indebtedness, interest coverage, stock repurchases, recapitalizations, dividends and distributions to shareholders, current ratios and acquisitions and divestitures.

AMENDMENT AND WAIVER

     Other than amendments not adverse to holders of the Debt Securities, amendments of the Indenture or the Debt Securities may be made only with the consent of the holders of a majority in principal amount of the Debt Securities affected (acting as one class). Waivers of compliance with any provision of the Indenture or the Debt Securities with respect to any series of Debt Securities may be made only with the consent of the holders of a majority in principal amount of the Debt Securities of that series. The consent of all holders of affected Debt Securities will be required to (a) make any Debt Security payable in a currency not specified or described in the Debt Security, (b) change the stated maturity thereof, (c) reduce the principal amount thereof, (d) reduce the rate or change the time of payment of interest thereon, or (e) impair the right to institute suit for the payment of principal thereof or interest thereon (Section 9.02). The holders of a majority in aggregate principal amount of Debt Securities affected may waive any past default under the Indenture and its consequences, except a default (1) in the payment of the principal of or interest on such Debt Securities, or (2) in respect of a provision which cannot be waived or amended without the consent of all holders of Debt Securities affected (Sections 6.04 and 9.02).

EVENTS OF DEFAULT

     Events of Default with respect to any series of Debt Securities under the Indenture will include: (a) default in payment of any principal on such series;
(b) default in the payment of any installment of interest on such series and continuance of such default for a period of 30 days; (c) default in the performance of any other covenant in the Indenture or in the Debt Securities and continuance of such default for a period of 90 days after receipt by the Company of notice of such default from the Trustee or the holders of at least 25% in principal amount of Debt Securities of such series; or (d) certain events of bankruptcy, insolvency or reorganization in respect of the Company (Section 6.01). The Trustee may withhold notice to the holders of a series of Debt Securities of any default (except in the payment of principal of or interest on such series of Debt Securities) if it considers such withholding to be in the interest of holders of the Debt Securities (Section 7.05). Not all Events of Default with respect to a particular series of Debt Securities issued under the Indenture necessarily constitute Events of Default with respect to any other series of Debt Securities.

     On the occurrence of an Event of Default with respect to a series of Debt Securities, the Trustee or the holders of at least 25% in principal amount of Debt Securities of such series then outstanding may declare the principal (or in the case of Debt Securities sold at an original issue discount, the amount specified in the terms thereof) and accrued interest thereon to be due and payable immediately (Section 6.02).

     Within 120 days after the end of each fiscal year, an officer of the Company must inform the Trustee whether such officer knows of any default, describing any such default and the status thereof (Section 4.03). Subject to provisions relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the direction of any holders of Debt Securities unless the Trustee shall have received a satisfactory indemnity (Section 7.01).

DEFEASANCE OF THE INDENTURE AND DEBT SECURITIES

     The Indenture provides that the Company, at the Company's option, (a) will be discharged from all obligations in respect of the Debt Securities of a series (except for certain obligations to register the transfer or exchange of Debt Securities, replace stolen, lost or destroyed Debt Securities, maintain paying agencies and hold moneys for payment in trust), or (b) need not comply with certain restrictive covenants of the Indenture (including those described under "Certain Covenants"), in each case if the Company irrevocably deposits in trust with the Trustee money or eligible government obligations which through the payment of interest thereon and principal thereof in accordance with their terms will provide money, in an amount sufficient to pay all the principal of (including any mandatory redemption payments) and interest on the Debt Securities of such series on the dates such payments are due in accordance with the terms of such Debt Securities. Eligible government obligations are those backed by the full faith and credit of the government which issues the currency or foreign currency unit in which the Debt Securities are denominated. To exercise either option, the Company is required to deliver to the Trustee an opinion of nationally recognized independent tax counsel to the effect that the deposit and related defeasance would not cause the holders of the Debt Securities of such series to recognize income, gain or loss for Federal income tax purposes. To exercise the option described in clause (a) above, such opinion must be based on a ruling of the Internal Revenue Service, a regulation of the Treasury Department or a provision of the Internal Revenue Code (Section 8.01).

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in the form of a global security which is deposited with and registered in the name of the depositary (or a nominee of the depositary) specified in the accompanying Prospectus Supplement. So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such global security for all purposes under the Indenture. Except as provided in the Indenture, owners of beneficial interests in Debt Securities represented by a global security will not (a) be entitled to have such Debt Securities registered in their names, (b) receive or be entitled to receive physical delivery of certificates representing such Debt Securities in definitive form, (c) be considered the owners or holders thereof under the Indenture and (d) have any rights under the Indenture with respect to such global security (Sections 2.06A and 2.13). Unless and until it is exchanged in whole or in part for individual certificates evidencing the Debt Securities represented thereby, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by the depositary or any nominee to a successor depositary or any nominee of such successor. The Company, in its sole discretion, may at any time determine that any series of Debt Securities issued or issuable in the form of a global security shall no longer be represented by such global security and such global security shall be exchanged for securities in definitive form pursuant to the Indenture (Section 2.06A).

     Upon the issuance of a global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of such global security to the accounts of participants. Ownership of interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary (with respect to interests of participants in the depositary), or by participants in the depositary or persons that may hold interests through such participants (with respect to persons other than participants in the depositary). Ownership of beneficial interests in a global security will be limited to participants or persons that hold interests through participants.

INFORMATION CONCERNING THE TRUSTEE

     The Trustee has extended credit facilities to the Company, and the Company maintains deposit accounts and conducts other banking transactions with the Trustee.

                            DESCRIPTION OF WARRANTS

     The Company may issue Warrants for the purchase of Debt Securities. Warrants may be issued independently or together with any Debt Securities offered by any Prospectus Supplement and may be attached to or separate from such Debt Securities. The Warrants are to be issued under Warrant Agreements to be entered into between the Company and a bank or trust company, as Warrant Agent, all as set forth in the Prospectus Supplement relating to the particular issue of Warrants. The Warrant Agent will act solely as an agent of the Company in connection with the Warrant Certificates and will not assume any obligation or relationship of agency or trust for or with any holders of Warrant Certificates or beneficial owners of Warrants. Copies of the forms of Warrant Agreements, including the forms of Warrant Certificates representing the Warrants, are filed as exhibits to the registration statement relating hereto. The following summaries of certain provisions of the Warrant Agreements and Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrant Agreements and the Warrant Certificates.

GENERAL

     If Warrants are offered, the Prospectus Supplement will describe the terms of the Warrants, including the following: (a) the offering price; (b) the currency for which Warrants may be purchased; (c) the designation, aggregate principal amount, currency and terms of the Debt Securities purchasable upon exercise of the Warrants; (d) the designation and terms of the Debt Securities with which the Warrants are issued and the number of Warrants issued with each such Debt Security; (e) the date after which the Warrants and the related Debt Securities will be separately transferable; (f) the principal amount of Debt Securities purchasable upon exercise of a Warrant and the price at and currency in which such principal amount of Debt Securities may be purchased upon such exercise; (g) the date on which the right to exercise the Warrants shall commence and the date on which such right shall expire; (h) federal income tax consequences; (i) whether the Warrants represented by the Warrant Certificates will be issued in registered or bearer form; and (j) any other terms of the Warrants.

     Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal of or interest on the Debt Securities purchasable upon such exercise or to enforce convenants in the Indenture.

     Warrant Certificates may be exchanged for new Warrant Certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement.

EXERCISE OF WARRANTS

     Each Warrant will entitle the holder to purchase such principal amount of Debt Securities at such exercise price as shall in each case be described in the Prospectus Supplement relating to the Warrants. Warrants may be exercised at any time up to 5:00 P.M. New York time on the expiration date set forth in the Prospectus Supplement relating to such Warrants. After the close of business on the expiration date (or such later date to which such expiration date may be extended by the Company), unexercised Warrants will become void.

     Warrants may be exercised by delivery to the Warrant Agent of payment as provided in the Prospectus Supplement of the amount required to purchase the Debt Securities purchasable upon such exercise together with certain information set forth on the reverse side of the Warrant Certificate. Warrants will be deemed to have been exercised upon receipt of the exercise price, subject to the receipt within five business days of the Warrant Certificate evidencing such Warrants. Upon receipt of such payment and the Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the Debt Securities purchasable upon such exercise. If fewer than all of the Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of Warrants.

                              PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities and Warrants (a) directly to purchasers, (b) through agents, (c) to dealers as principals, and (d) through underwriters.

     Offers to purchase Debt Securities and Warrants may be solicited directly by the Company or by agents designated by the Company from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, involved in the offer or sale of the Debt Securities and Warrants is named, and any commissions payable by the Company to such agent are set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis.

     If a dealer is utilized in the sale of the Debt Securities and Warrants, the Company will sell such Debt Securities and Warrants to the dealer as principal. The dealer may then resell such Debt Securities and Warrants to the public at varying prices to be determined by such dealer at the time of resale.

     If an underwriter or underwriters are utilized in the sale of the Debt Securities and Warrants, the Company will enter into an underwriting agreement with such underwriters at the time of sale to them. The names of the underwriters and the terms of the transaction are set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Debt Securities and Warrants.

     Agents, dealers or underwriters may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

     If so indicated in the Prospectus Supplement, the Company will authorize underwriters or agents to solicit offers by certain institutions to purchase Debt Securities and Warrants from the Company at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts providing for amounts, payment and delivery as described in the Prospectus Supplement. Institutions with whom the contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to the approval of the Company. A commission described in the Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Debt Securities and Warrants pursuant to contracts accepted by the Company. Contracts will not be subject to any conditions except that (a) the purchase by an institution of the Debt Securities and Warrants covered by its contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (b) the Company shall have sold and delivered to any underwriters named in the Prospectus Supplement that portion of the issue of Debt Securities and Warrants as is set forth therein. The underwriters and agents will not have any responsibility in respect of the validity or the performance of the contracts.

     The place and time of delivery for the Debt Securities and Warrants are set forth in the Prospectus Supplement.

                                    EXPERTS

     The Consolidated Financial Statements of the Company incorporated herein by reference to the Company's Annual Report on Form 10-K have been so incorporated in reliance on the report of Coopers & Lybrand, independent accountants, given on their authority as experts in auditing and accounting.

                                 LEGAL OPINIONS

     The legality of the Debt Securities and Warrants will be passed upon for the Company by George S. Frazza, Esq., General Counsel of the Company, or Joseph
S. Orban, Esq., Associate General Counsel of the Company, and for the underwriters, if any, by Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019. Messrs. Frazza and Orban are paid salaries by the Company, are participants in various employee benefit plans offered to employees of the Company generally, and each owns and has options to purchase shares of Common Stock of the Company. Cravath, Swaine & Moore has performed legal services for the Company from time to time.

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     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the Debentures offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                             ----------------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                       Page
                                       ----
Forward Looking Statements...........   S-3
Ratio of Earnings to Fixed Charges...   S-4
Description of the Debentures........   S-4
United States Taxation...............  S-10
Underwriting.........................  S-15
Experts..............................  S-17
Legal Opinions.......................  S-17
                Prospectus
Available Information................     2
Incorporation by Reference...........     2
The Company..........................     3
Recent Developments..................     3
Ratio of Earnings to Fixed Charges...     3
Use of Proceeds......................     4
Description of Debt Securities.......     5
Description of Warrants..............     9
Plan of Distribution.................    11
Experts..............................    11
Legal Opinions.......................    12

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                                 $1,000,000,000

                            [JOHNSON & JOHNSON LOGO]

                         $500,000,000 3.80% Debentures
                                due May 15, 2013

                         $500,000,000 4.95% Debentures
                                due May 15, 2033
                             ----------------------

                            [JOHNSON & JOHNSON LOGO]
                             ----------------------
                              GOLDMAN, SACHS & CO.
                                    JPMORGAN
                         BANC OF AMERICA SECURITIES LLC
                                   CITIGROUP
                           CREDIT SUISSE FIRST BOSTON
                            DEUTSCHE BANK SECURITIES
                        THE WILLIAMS CAPITAL GROUP, L.P.

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